Certificate of Amendment of Certificate of Incorporation

                                       of

                          Hometown Auto Retailers, Inc.

      Hometown Auto Retailers, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

      1. The name of the Corporation is Hometown Auto Retailers, Inc.

      2. The Certificate of Incorporation of the Corporation is hereby amended to: (a) decrease and change the authorized capitalization from 32,000,000 shares consisting of 24,000,000 shares of Class A Common Stock, par value $.001 per share; 6,000,000 shares of Class B Common Stock, par value $.001 per share; and 2,000,000 shares of Preferred Stock, par value $.001 per share; into 29,760,000 shares consisting of 24,000,000 shares of Class A Common Stock, par value $.001 per share; 3,760,000 shares of Class B Common Stock, par value $.001 per share; and 2,000,000 shares of Preferred Stock, par value $.001 per share and (b) effectuate a reverse split and change each of the outstanding 400,000 shares of Class A Common Stock into .6 shares of Class A Common Stock (for an aggregate of 240,000 shares of Class A Common Stock).

      3. In order to effect the changes described in Paragraph 2 hereof, the Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH and by substituting the following new Article:

            (a) General. The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Nine Million Seven Hundred Sixty Thousand (29,760,000), of which: (i) Twenty-four Million (24,000,000) shall be shares of Class A Common Stock, having a par value of $.001 per share, (ii) Three Million Seven Hundred Sixty Thousand (3,760,000) shall be shares of Class B Common Stock, having a par value of $.001 per share, and (iii) Two Million (2,000,000) shall be shares of Preferred Stock, par value $.001 per share.

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                  Upon the filing of this Certificate of Amendment, each of the
            Four Hundred Thousand shares of Class A Common Stock of the Corporation outstanding on such date shall automatically undergo a reverse split and be changed into Two Hundred Forty Thousand (240,000) shares of Class A Common Stock.

                  No holder of any of the shares of stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

            (b) Class A Common Stock and Class B Common Stock.

                        (i) The Class A Common Stock and the Class B Common
                  Stock shall be of equal rank and shall entitle the holders thereof to the same rights and privileges, except as hereinafter expressly provided with respect to voting rights.

                        (ii) Both Class A Common Stock and Class B Common Stock
                  shall vote together as one class on all matters to be voted on by stockholders of the Corporation, including the election of directors, except as otherwise expressly provided by law. The holders of Class B Common Stock shall be entitled to ten (10) votes per share and the holders of Class A Common Stock shall be entitled to one vote per share.

                        (iii) The holders of the Class A Common Stock and the
                  Class B Common Stock shall be entitled to dividends when, as and if declared by the Board of Directors in equal amounts per share and without preference or priority of either class of stock over the other.

                        (iv) In the event of any liquidation, dissolution or
                  winding up of the affairs of the Corporation, whether voluntary or involuntary, all assets and funds of the Corporation available for distribution shall be distributed and paid over to the holders of the Class A Common Stock


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

                  and Class B Common Stock in equal amounts per share and without preference or priority of either class of stock over the other.

                        (v) Each share of Class B Common Stock shall be
                  convertible at any time at the option of the holder thereof into one share of Class A Common Stock. In addition, upon any sale of Class B Common Stock in either a private transaction or in the public market, each share of Class B Common Stock so sold shall be automatically converted into one share of Class A Common Stock, it being understood that such automatic conversion shall not occur as a result of transfers because of inter vivos gift, or bequests or other gifts under a last will and testament, deed or other document of trust or as a result of intestate succession.

            (c) Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series with such designations, preferences and relative participating optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Stock or series thereof; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to affix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and affix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of Preferred Stock or any series thereof.

      4. The Amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the Unanimous Written Consent of the Directors followed by the Unanimous Written Consent of the Stockholders.

Executed on this ___ day of May, 1998.

                                    HOMETOWN AUTO RETAILERS, INC.


                                    By:
                                       ----------------------------------
                                          Joseph Shaker
                                          President


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